Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
ELAUWIT CONNECTION, INC.

Elauwit Connection, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Elauwit Connection, Inc. The corporation was originally incorporated under the name DeltaMax, Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 15, 2024.

SECOND: That, pursuant to Sections 228, 242 and 245 of the General Corporation Law, the Board of Directors and the stockholders of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation.

THIRD, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

Article One

The name of the corporation is Elauwit Connection, Inc. (the “Corporation”).

Article Two

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Three

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

Article Four

SECTION 4.01 Authorized Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000. These shares shall be divided into two classes, with 14,900,000 shares designated as Common Stock, $0.0001 par value per share (“Common Stock”) and 100,000 shares designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The Common Stock authorized by this Amended and Restated Certificate of Incorporation shall be divided into classes as provided herein. The first class of Common Stock shall be designated “Class A Common Stock” and shall consist of 12,000,000 shares. The second class of Common Stock shall be designated “Class B Common Stock” and shall consist of 2,900,000 shares. Except as provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

SECTION 4.02 Common Stock.

a)            Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Effective if and when the Securities and Exchange Commission grants final approval of the Corporation’s Form S-1 Filing immediately and without any further action by the Corporation, (i) the holders of the Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); and (ii) the holders of Class B Common Stock are entitled to 10 votes for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Notwithstanding the foregoing, in the event the Securities and Exchange Commission grants final approval of the Corporation’s Form S-1 Filing and the holders of Class B Common Stock are entitled to enhanced voting rights, such enhanced voting rights shall terminate, and the holder of Class B Common Stock will be entitled to only one vote for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), immediately and without any further action by the Corporation, upon the occurrence of any of the following:

(1)            The third anniversary of the date on which the Securities and Exchange Commission grants final approval of the Corporation’s Form S-1 Filing;

(2)            The Corporation maintains a public entity market capitalization in excess of $100,000,000.00 for 45 consecutive trading days;

(3)            The holders of Class B Common Stock collectively hold less than 20% of all issued and outstanding Common Stock of the Corporation;

(4)            Regulatory, exchange, listing or index, or other legal requirements change so as to prohibit such enhanced voting rights.

b)            Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Amended and Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

c)            Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Amended and Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

d)            Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock (provided that the holders of Class B Common Stock are entitled to enhanced voting rights under Article Four, Section 4.02 hereof), or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Amended and Restated Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

e)            Conversion of Class B Common Stock.

(1)            Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Article Four, Section 4.02(e)(1) and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Article Four, Section 4.02(e)(1) shall be retired by the Corporation and shall not be available for reissuance.

(2)            Automatic Conversion. (a) Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one fully paid and nonassessable share of Class A Common Stock, upon the occurrence of any transfer of such share of Class B Common Stock and (b) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of shares of Class A Common Stock at such date and time, or the occurrence of an event, specified by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Amended and Restated Certificate of Incorporation) of the holders of a majority of the then outstanding shares Class B Common Stock, voting as a separate class (the occurrence of an event described in clause (a) or (b) of this Article Four, Section 4.02(e)(2), (a “Conversion Event”)). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Article Four, Section 4.02(e)(2)shall thereupon be retired by the Corporation and shall not be available for reissuance.

(3)            The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Amended and Restated Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that any transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within 10 days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Amended and Restated Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

SECTION 4.03 Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Amended and Restated Certificate of Incorporation and applicable law, the Board of Directors is authorized to fix from time to time by resolution or resolutions the number of shares constituting any such series of Preferred Stock and the designation thereof, and to determine (and set forth in a certificate of designation filed pursuant to the General Corporation Law) the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, or any of the foregoing. Further, the Board of Directors is authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Article Five

The Corporation is to have perpetual existence.

Article Six

SECTION 6.01 Number. The number of directors that shall constitute the entire Board of Directors shall be determined in the manner prescribed by the Amended and Restated Bylaws of the Corporation, as amended (the “Bylaws”).

SECTION 6.02 Classification; Term. Subject to the rights of any holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in number as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes. The term of office of the initial Class I directors shall expire upon the election of directors at the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; the term of office of the initial Class II directors shall expire upon the election of directors at the second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation; and the term of office of the initial Class III directors shall expire upon the election of directors at the third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Notwithstanding the foregoing provisions of this Section 6.02, and subject to the rights of any series of Preferred Stock with respect to the election of directors, each director shall serve until that director’s successor is duly elected and qualified or until such director’s earlier death, disqualification, resignation, retirement or removal. Directors shall be natural persons but need not be stockholders.

SECTION 6.03 Rights of Holders of Preferred Stock Relating to Director Elections. Notwithstanding any of the other provisions of this Article Six, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article Six unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article Six, then upon commencement and for the duration of the period during which such right continues; (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

SECTION 6.04 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause.

SECTION 6.05 Vacancies and Newly Created Directorships. Subject to the rights and preferences of holders of any series of outstanding Preferred Stock with respect to the election of directors, if the office of any director or directors becomes vacant by reason of death, disqualification, resignation, retirement, removal from office, or otherwise, or a new directorship is created, the majority of the directors then in office although less than a quorum, may appoint a director to fill the vacancy. A director so appointed shall hold office for the unexpired term or until the director’s successor is elected and qualified.

Article Seven

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

Article Eight

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Article Nine

To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article Ten

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law.

Article Eleven

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article Twelve

Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation as a director, manager, officer, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), whether the basis of the proceeding is alleged action in an official capacity as a director, manager, officer, trustee, employee or agent or in any other capacity while serving as a director, manager, officer, trustee, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same now or may hereafter exist (but, in the case of any change, only to the extent that such change authorizes the Corporation to provide broader indemnification rights than the law permitted the Corporation to provide prior to such change) against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person, only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Twelve shall not be exclusive of any other right which any indemnitee may have or hereafter acquire under any statute, certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. In any suit brought by the indemnitee to enforce a right to indemnification hereunder or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Twelve or otherwise shall be on the Corporation. Any amendment, modification or repeal of any provision of this Article Twelve, whether by the stockholders or Board of Directors of the Corporation, shall not adversely affect any right or protection of an indemnitee in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Article Thirteen

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are also employees of the Corporation. No amendment or repeal of this Article Thirteen shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

Article Fourteen

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Notwithstanding the foregoing, (i) the provisions of this Article Fourteen will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery and the federal district courts of the United States of America shall, to the fullest extent permitted by law, have concurrent jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fourteen.

* * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on this 13th day of June, 2025.

/s/ Barry Rubens
Barry Rubens
Chief Executive Officer